Scott D. Peters, Chief Executive Officer and President G REIT, Inc. 1551 N. Tustin Ave., Suite 200 Santa Ana, CA 92705 877-IRS-1031 714-667-8252 www.1031nnn.com	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

G REIT, INC. ANNOUNCES THE SALE OF THE
PUBLIC LEDGER BUILDING IN PHILADELPHIA, PENNSYLVANIA

Santa Ana, California, November 27, 2006 – Scott D. Peters, Chief Executive Officer and President of G REIT, Inc., announced the sale of the Public Ledger Building pursuant to a plan of liquidation approved at the Special Meeting of Stockholders held on February 27, 2006. The disposition closed on November 22, 2006.

The Public Ledger Building was sold for $43,000,000 to J. Grasso Properties, LLC. Robert Fahey of CB Richard Ellis represented G REIT in the transaction. The Public Ledger Building was originally purchased in February 2004 for $33,950,000. After payment of a related mortgage loan, closing costs and other transaction expenses and the return of lender required reserves, G REIT’s net cash proceeds were approximately $14,826,000 from the sale.

The Public Ledger Building is a 467,000 square foot 12-story office tower. As of November 2006, the property is 91% occupied with major tenants including the General Services Administration, Blackney Hayes Architectural Firm and The Downtown Club. The property was built in phases between 1925 and 1927 by publishing giant, Cyrus H.K. Curtis, to house one of his newspapers, The Public Ledger. This landmark asset is in the heart of Center City Philadelphia, adjacent to Independence Hall, the National Constitution Center, the Liberty Bell and prominently located at the head of the Independence Mall submarket.

In 2005 G REIT sold two properties and in 2006, pursuant to the plan of liquidation, G REIT has sold eight more properties. In addition, 15 properties are listed for sale, four of which are currently under contract for sale. In G REIT’s September 30, 2006 Form 10-Q quarterly report, management estimated a cumulative net liquidation value of approximately $10.90 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.

Triple Net Properties, LLC serves as the advisor to G REIT, Inc. and manages its day-to-day operations. Triple Net Properties, LLC manages a growing portfolio of over 32 million square feet of commercial properties, including over 5,100 apartment units, with a combined market value of over $4.3 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States.